Exhibit 10.1

Execution Version

TAX ALLOCATION AGREEMENT

Agreement (the “Agreement”) as of July 11, 2013 (the “Effective Date”) by and among American Entertainment Properties Corp. (“Parent”), a Delaware corporation, having offices at 9017 S. Pecos Road, Suite 4350, Henderson, Nevada 89074 and Federal-Mogul Corporation, a Delaware corporation (“FMC”), having offices at 26555 Northwestern Highway, Southfield, Michigan 48033 and the FMC Subsidiaries (as defined below).

WHEREAS, Parent is the common parent of an affiliated group (as such term is defined in the Internal Revenue Code of 1986, as amended, or any succeeding law (the “Code”)) of corporations for federal income tax purposes which, as of July 11, 2013, includes the FMC Group (as defined below):

WHEREAS, Parent and its subsidiaries have been filing U.S. consolidated federal income tax returns (“Consolidated Federal Returns”) and will continue to file Consolidated Federal Returns for all periods in which Parent and FMC are members of an affiliated group (as defined in the Code);

WHEREAS, it is contemplated that the FMC Group will continue to file separate state income or franchise tax returns unless Parent elects to file such returns on a consolidated or combined basis with the FMC Group (“Consolidated State Returns”);

WHEREAS, FMC has minority shareholders; and

WHEREAS, Parent and FMC believe it is desirable to provide for the allocation and payment of federal and state income tax liabilities and certain related matters.

NOW, THEREFORE, in consideration of the foregoing and of the covenants set forth below, the parties hereto have agreed as follows:

1.	Definitions.

(i)	“Consolidated Returns” mean all Consolidated Federal Returns and Consolidated State Returns.

(ii)	“Federal Income Taxes” means any income tax imposed under the Code including, without limitation, the corporate income tax, the minimum tax imposed on corporations, and the personal holding company tax.

(iii)	“FMC Group” means FMC together with the FMC Subsidiaries. “FMC Subsidiaries” means all direct and indirect subsidiaries of FMC that are eligible to be included in a Consolidated Return (as defined below) with FMC. “FMC” means FMC and any corporation that becomes the owner of 100% of the stock of FMC as a result of any transaction (whether by merger or otherwise) and such corporation shall be treated as a member of the FMC Group.

(iv)	“State Income Taxes” means any income or franchise tax imposed under the tax law of any state (or political subdivision thereof) including, without limitation, corporate income taxes and minimum taxes.

(v)	“Net Operating Loss” means the amount of any net operating loss as defined in the Code or under any similar provision of the tax law of any state.

(vi)	“Net Capital Loss” means the amount of any net capital loss as defined in the Code or under any similar provision of the tax law of any state.

(vii)	“Credit” means the amount of any tax credit allowed under the Code or under any similar provision of the tax law of any state including, without limitation, investment tax credits and foreign tax credits.

(viii)	The “Regulations” means final, temporary and proposed regulations issued by the U.S. Secretary of the Treasury interpreting the Code.

(ix)	The “Consolidated Group” means the affiliated group (as defined in the Code) of which Parent (or its successor) is the common parent, for so long as such affiliated group files a Consolidated Return.

(x)	“Tax Benefits” as to any entity (or group of entities) means the Net Operating Loss, Net Capital Loss, and Credits generated by or available to such entity (or group of entities) and any carryforwards thereof.

(xi)	“Final Determination” shall mean the final resolution of liability for any Tax for a taxable period, (i) by IRS Form 870 or 870-AD (or any successor form thereto), on the date of the final acceptance by or on behalf of a party thereto, or by a comparable form under the laws of another jurisdiction; except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of taxing authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of another jurisdiction; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax imposing jurisdiction; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

(xii)	“Excess FMC Tax Benefit” means any Tax Benefit of the FMC Group (determined as if the FMC Group had always filed separate Consolidated Returns with respect to the FMC Group) that reduces the liability of the Consolidated Group for Federal Income Taxes or Consolidated State Income Taxes for any year ending after the date hereof in excess of the Section 4(d) Reimbursed Tax Benefits.

2.	Joinder in Consolidated Returns.

(a)

FMC hereby agrees and consents to (i) join with the Consolidated Group in the filing of Consolidated Returns with respect to any fiscal year in which Parent elects to file such returns, (ii) use its best efforts to cause each of the FMC Subsidiaries to consent to the filing of Consolidated Returns for such years, (iii) furnish to Parent at its expense all information relating to members of the FMC Group as may be necessary or appropriate for the preparation of Consolidated Returns, (iv) execute and deliver to Parent, and use its best efforts to cause the FMC Subsidiaries to execute and deliver to Parent, all consents, directors’

resolutions and other documentation which Parent may reasonably require to evidence Parent’s authority to file Consolidated Returns, and (v) maintain the same fiscal year as Parent and use its best efforts to cause the FMC Subsidiaries to maintain the same fiscal year as Parent for all periods in which Parent and FMC are members of an affiliated group (as defined in the Code).

(b)	Parent hereby consents to join with the Consolidated Group in the filing of Consolidated Returns; provided, however, that Parent is not precluded from taking any action which would require Parent to discontinue the filing of Consolidated Returns including, without limitation, a sale or other disposition of all or a portion of its stock ownership in FMC and/or the filing of an application with the Commissioner of Internal Revenue, or other appropriate authorities, including tax authorities of any state (or political subdivision thereof) (“Taxing Authorities”) on behalf of the Consolidated Group, requesting permission to discontinue the filing of Consolidated Returns.

(c)	Parent shall prepare and file Consolidated Returns on behalf of the Consolidated Group. Parent shall make all decisions regarding any elections or other matters relating to the preparation and filing of Consolidated Returns.

(d)	FMC will promptly pay to Parent a reasonable and appropriate amount for all out-of-pocket expenses (including legal and accounting expenses) incurred by Parent in connection with any administrative or judicial proceedings with respect to such Consolidated Returns to the extent that such proceedings are reasonably allocable to the FMC Group.

3.	Payment of Tax and Refunds.

Subject to the provisions of this Agreement and compliance with the terms hereof, Parent shall be obligated to and shall make all payments and be entitled to all refunds of Federal Income Taxes and estimated Federal Income Taxes on behalf of any and all members of the Consolidated Group, and shall indemnify and hold the members of the FMC Group harmless against all such Taxes (including penalties and interest) provided, however, that the FMC Group shall be entitled to any refunds of the FMC Group for taxable periods ended prior to FMC joining the Consolidated Group. Further, subject to the provisions of this Agreement and compliance with the terms hereof, whenever Parent elects to file state or local income or franchise tax returns on a consolidated or combined basis, Parent shall be obligated to and shall make all payments and be entitled to all refunds of such State Income Taxes and estimated State Income Taxes (such actual and estimated State Income Taxes are referred to herein as “Consolidated State Income Taxes”) on behalf of all members of the Consolidated Group, and shall indemnify and hold the members of the FMC Group harmless against all such Taxes (including penalties and interest), provided, however, that the FMC Group shall be entitled to any refunds of the FMC Group for taxable periods ended prior to FMC joining the Consolidated Group. Subject to the provisions of Section 5(a) of this Agreement, (and to the extent not indemnified pursuant to the two immediately preceding sentences) for all periods on or after the date hereof, Parent shall indemnify and hold FMC and the other members of the FMC Group harmless against all Federal Income Taxes, Consolidated State Income Taxes, and State Income Taxes and local income taxes payable by or with respect to any member of the Consolidated Group other than the members of the FMC Group, including any interest and penalties with respect thereto and reasonable out-of-pocket expenses (including legal and accounting expenses) incurred by the FMC Group in connection with an administrative or judicial proceeding initiated by a governmental authority relating to any such tax.

4.	Payments by FMC to Parent.

(a)

FMC shall pay to Parent, for the Consolidated Group’s taxable year (or portion thereof) commencing on or after the Effective Date and subsequent taxable years or periods during which FMC is included in a Consolidated Return with the Consolidated Group, an amount equal to the amount of Federal Income Taxes and Consolidated State Income Taxes that the FMC Group would have been required to pay to the Internal Revenue Service and the taxing authorities of any state (or political subdivision thereof) (“Taxing Authorities”) if it were not part of the Consolidated Group and if the FMC Group had filed separate Consolidated Returns for federal, state and/or local tax purposes, as the case may be, with respect to the FMC Group (the “FMC Group Taxes”). The above calculation shall give effect to any federal, state or local Net Operating Loss, Net Capital Loss and Credit carryforwards which would have been available to the FMC Group if it had never been included in a Consolidated Return with the

Consolidated Group (which shall include, without limitation, FMC Group Tax Benefits existing when FMC joined the Consolidated Group), but such calculation shall be subject to (i) any reduction pursuant to Section 4(d) of this Agreement and (ii) any audit adjustments and any limitations on the utilization of tax attributes (including, without limitation, such carryforwards and any limitations on the utilization of interest, depreciation, amortization or other similar deductions) of the FMC Group imposed by law. For 2013, the taxable year of the FMC Group shall be the period commencing on the Effective Date and ending on December 31, 2013.

(b)	FMC shall pay to Parent any amount (including amounts in respect of estimated tax) that would be due on the basis of the foregoing calculations within three (3) business days after Parent notifies FMC of the calculated amount, but in no event earlier than the times such payments are, or would be required, to be made to the applicable Taxing Authorities. The excess of any amounts paid to Parent, with respect to estimated tax payments under Section 4(a) of this Agreement for a taxable year, over the liability of the FMC Group to Parent under this Section 4(b) for such year, shall be refunded by Parent to FMC within three (3) business days after FMC notifies Parent that it has made such an excess payment. At FMC’s election, such refund may be applied as a credit against any future estimated tax payment of the FMC Group under this Agreement.

(c)	FMC shall indemnify and hold Parent harmless against any liability for any interest and penalties with respect thereto imposed upon Parent by reason of any false or fraudulent information supplied by any member of the FMC Group to Parent in connection with the determination of the federal, state, or local income tax liability payable by any member of the Consolidated Group.

(d)

If, for any taxable year ending after the date hereof during which FMC is included in a Consolidated Return with the Consolidated Group, a Tax Benefit of the FMC Group that it would have had had it filed a separate Consolidated Return for federal, state and/or local taxes, as the case may be, reduces the liability of the Consolidated Group for Federal Income Taxes or Consolidated State Income

Taxes (with such reduction in liability being measured as the excess, if any, of (x) such liability computed as though the FMC Group had never been included in a Consolidated Return with the Consolidated Group over (y) such liability), then Parent shall pay to FMC an amount equal to twenty percent (20%) of the amount of such reduction within thirty (30) days after the filing of such Consolidated Return; provided that such calculation shall be subject to any Final Determination affecting computation of any item included in such calculation and any limitations on the utilization of tax attributes (including, without limitation, such carryforwards and any limitations on the utilization of depreciation, amortization or other similar deductions) of the FMC Group imposed by law. For purposes of calculating any Net Operating Loss, Net Capital Loss and Credit carryforwards of the FMC Group pursuant to Section 4(a) of this Agreement, twenty percent (20%) of any Tax Benefits taken into account in the calculation of a payment made by Parent pursuant to the preceding sentence (the “Section 4(d) Reimbursed Tax Benefits”) shall be deemed to have been used by the FMC Group. It is intended that payments under this Section 4(d) shall be characterized for tax purposes as contributions to capital by Parent to FMC, and the parties shall not take any position inconsistent with such characterization.

5.	Further Provisions.

(a)	In the event of a Final Determination with respect to the tax liability of the Consolidated Group, appropriate adjustments (including, without limitation, adjustments to FMC’s payment obligation under Section 4(a) of this Agreement) shall, except as inconsistent with this Agreement, be made hereunder consistent with such Final Determination. Further, FMC shall pay to Parent any interest, penalties and additions to tax imposed in connection with a Final Determination to the extent that such amounts are attributable to items of FMC or its subsidiaries. Similarly, Parent shall pay FMC any interest received from a governmental authority in connection with a Final Determination that there has been an overpayment, together with the amount of any refund received, to the extent attributable to items of FMC or its subsidiaries (except to the extent attributable to any Section 4(d) Reimbursed Tax Benefits).

(b)	Payments under this Section 5 shall be made promptly after the amounts thereof are determined. For purposes of this Agreement, any Net Operating Loss, Net Capital Loss, or Credit shall be carried forward.

(c)	Except as specifically provided in this Agreement, neither Parent nor FMC shall be obligated to make any payments to the other with respect to Federal Income Taxes or State Income Taxes for any taxable year or period (including any taxable year or period occurring after FMC is no longer included in a Consolidated Return with the Consolidated Group).

6.	Adjustments After Deconsolidation.

(a)	If there is a change in the ownership of the stock of FMC (a “Deconsolidation Event”) and FMC ceases to join in the filing of Consolidated Federal Returns and where applicable, Consolidated State Returns with Parent, and any member of the FMC Group would have been entitled, if FMC had never joined in the filing of such Consolidated Returns, to carry forward to a taxable year (“Post–Consolidation Year”) which is not a taxable year for which FMC joined in the filing of such Consolidated Returns, an Excess FMC Tax Benefit (“Non–Available FMC Carryforward Items”), then no later than April 15 following each Post–Consolidation Year, Parent shall be obligated to pay to FMC an amount equal to the excess of (i) the FMC Group’s actual Federal Income Taxes and, where applicable, actual State Income Taxes for such Post–Consolidation Year over (ii) such Federal Income Taxes and, where applicable, State Income Taxes for such Post–Consolidation Year computed as if such Non–Available FMC Carryforward Items were available to the FMC Group. The calculation in Section 6(a)(ii) above shall be subject to any audit adjustments and any limitations on the utilization of the Non–Available FMC Carryforward Items imposed by law (including, without limitation, any such limitation imposed or which would have been imposed as a result of the Deconsolidation Event). It is intended that payments under this Section 6(a) shall be characterized for tax purposes as contributions to capital by Parent to FMC, and the parties shall not take any position inconsistent with such characterization.

(b)	Parent shall not be required to make payments to FMC under Section 6(a) of this Agreement to the extent that such payments would cause cumulative payments made by Parent to FMC under Section 6(a) of this Agreement to exceed the cumulative reductions in Federal Income Taxes and, where applicable, Consolidated State Income Taxes, of the Consolidated Group which resulted from the Consolidated Group’s use of Excess FMC Tax Benefits. Such cumulative reductions shall be determined (i) by deeming the reduction in State Income Taxes (if any) to be reduced by any corresponding increase in Federal Income Taxes; (ii) without any adjustment for an increase or reduction in Federal Income Taxes (and, where applicable, Consolidated State Income Taxes) resulting from the Deconsolidation Event; and (iii) by apportioning the reduction in Federal Income Taxes and, where applicable, Consolidated State Income Taxes, resulting from the use of Tax Benefits of members of the FMC Group and non–members in accordance with the principles of the federal income tax consolidated return regulations (and similar provisions of applicable state tax law) that determine the Tax Benefits that would be attributed to a member in the event such member ceases to be a member of the consolidated group.

7.	Late Filing.

Notwithstanding any other provisions of this agreement, Parent shall indemnify and hold harmless the FMC Group against any interest or penalties incurred by reason of late filing of any Consolidated Return for the Consolidated Group, or by reason of late payment of any tax or estimated tax for the Consolidated Group, unless such late filing or late payment is due to the fault of FMC or any other member of the FMC Group.

8.	State Taxes.

FMC and each of the FMC Subsidiaries shall continue to prepare and file all applicable state tax returns, at their own expense, and to pay, or cause its subsidiaries to so prepare, file and pay, all amounts shown to be due thereunder unless Parent elects to have FMC and/or members of the FMC Group file state and/or local tax returns on a consolidated or combined basis with Parent.

9.	Accounting.

(a)	For the purpose of the computation of assumed tax liabilities herein, all payments made (i) by Parent to FMC and (ii) by FMC to Parent, pursuant to the provisions thereof shall not be considered income to the recipient of the payment or an expense of the payor, but rather shall be considered the payment of a tax. Any difference between a Consolidated Group member’s tax liability under this Agreement and such member’s liability under Treasury Regulation Sections 1.1502-33 and 1.1552-1 shall be treated as a distribution with respect to its stock or as a contribution to its capital, as the case may be.

(b)	The calculation of the amounts hereunder shall be determined by Parent; provided, however, that if FMC disputes such determination, KPMG LLP or another mutually acceptable nationally recognized accounting firm shall determine such amounts.

10.	Certain Transactions.

Notwithstanding anything in this Agreement to the contrary, in the event of the occurrence of any transaction the result of which is that there are no longer any holders (other than Parent and its Affiliates or any other single person or “group” as such term is used in Rule 13D under the Securities Exchange Act of 1934) of equity securities of FMC, all of Parent’s payment obligations under this Agreement shall terminate immediately prior to the transaction and for purposes of Section 4(a) of this Agreement, the computation of the FMC Group Taxes shall not give effect to any Net Operating Loss, Net Capital Loss or Credits carryforwards referred to in the second sentence thereof. For the purpose of determining holders of equity securities pursuant to this Section 10, neither (x) warrantholders who have no right to receive equity securities of FMC on exercise thereof nor (y) the holders of equity securities of the acquiring company, shall be considered holders of equity securities.

11.	Parties.

Any corporation which is a FMC Group member on the date hereof or which becomes a FMC Group member at any time subsequent to such date shall automatically be subject to the terms and conditions of this Agreement. If any entity other than Parent shall become the common parent of the affiliated group of corporations for federal income tax purposes which includes members of the FMC Group, Parent shall cause such entity to enter into an agreement substantially identical to this Agreement with FMC.

12.	Notices.

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly and properly given or sent (a) on the date when such notice, request, consent or other communication is personally delivered with receipt acknowledged, or (b) if mailed, three (3) days after the date on which the same is deposited in a post office box and sent by certified or registered mail, return receipt requested, postage prepared and addressed to the party for whom intended at its address set forth below or to such other address or addresses as any of the parties hereto shall theretofore designated by notice hereunder.

If to Parent, at:

American Entertainment Properties Corp.

9017 S. Pecos Road – Suite 4350

Henderson, Nevada 89074

If to FMC or the FMC Subsidiaries, at:

Federal-Mogul Corporation

26555 Northwestern Highway

Southfield, Michigan 48033

13.	Entire Agreement.

This agreement (a) contains the entire understanding of the parties hereto with respect to the subject matter hereof, (b) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed therein, and (c) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14.	Amendments.

This Agreement may not be modified, changed or amended except by a writing signed by all parties hereto.

15.	Further Assurances.

Each of the parties hereto agrees to execute, acknowledge, deliver, file, record and publish such further certificates, instruments, agreements and other documents, and to take all such further actions as may be required by law or deemed necessary or useful in furtherance of the objectives and intentions underlying this Agreement and not inconsistent with the terms hereof.

16.	Captions.

Captions are inserted for convenience only and shall not be given any legal effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of July 11, 2013.

American Entertainment Properties Corp.

By:	/s/ Craig Pettit
Name:	Craig Pettit
Title:	Vice President – Tax Administration

Federal-Mogul Corporation
(on behalf of itself and the FMC Subsidiaries)

By:	/s/ Rainer Jueckstock
Name:	Rainer Jueckstock
Title:	Co-CEO

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